Exhibit 23.1

Fahn Kanne & Co. Head Office 32 Hamasger Street Tel-Aviv 6721118, ISRAEL PO Box 36172, 6136101 T +972 3 7106666 F +972 3 7106660 www.gtfk.co.il

CONSENT OF INDEPENDENT
 REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 27, 2017, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Ituran Location and Control, LTD on Form 20-F for the year ended December 31, 2016, which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference of the aforementioned reports in this Registration Statement, and to the use of our name as it appears under the caption "Experts".

/s/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel-Aviv, Israel

January 8, 2018